Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated August 30, 2024 (the “Closing Date”), is entered into by and among (i) Advanced Industrial Coatings, LLC, a Delaware limited liability company (“Buyer”), (ii) Advanced Industrial Coatings, Inc., a California corporation (“Seller”), (iii) David Arney (“D. Arney”), (iv) Mariann Arney (“M. Arney”), (v) Ronald Cymanski (“R. Cymanski”), (vi) JoAnn Cymanski (“J. Cymanski”), and Steven Hockett (“S. Hockett”, and together with D. Arney, M. Arney, R. Cymanski, JoAnn Cymanski, the “Shareholders,” and the Shareholders together with Seller, the “Seller Parties” and each a “Seller Party”).

The parties desire that Seller sell to Buyer, and that Buyer purchase from Seller, substantially all of Seller’s assets, on the terms and subject to the conditions set forth in this Agreement.

The Shareholders collectively own all of the issued and outstanding shares of Seller and will substantially benefit from the Transactions.

In consideration of and in reliance upon the mutual representations, warranties and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1
CERTAIN DEFINITIONS

Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Exhibit A.

SECTION 2
PURCHASE OF PURCHASED ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

2.1    Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to Seller’s property, assets and rights, including all such assets that are used in or are useful to Seller’s business of developing, applying, selling and distributing coatings for industrial, scientific and medical manufacturers (including Glyde Coat and proprietary coating techniques) (the “Business”), tangible and intangible, of every kind and description, wherever located, but excluding the Excluded Assets (the “Purchased Assets”). The Purchased Assets include the assets described below and in the bill of sale and assignment of rights delivered by Seller in connection with this Agreement (the “Bill of Sale”) but exclude the assets described in Section 2.2. The purchase and acceptance of the Purchased Assets does not include the assumption of any Liability of Seller unless expressly assumed by Buyer pursuant to Section 2.3. Without limiting the foregoing, the Purchased Assets shall include the following: (a) all accounts receivable and all notes and other evidences of indebtedness in favor of Seller and rights to receive payments arising out of products sold and services rendered (the “Accounts Receivable”); (b) any and all inventory, including raw materials, samples, work-in-progress inventory, prepaid inventory, accessories, supplies, spare parts, finished goods and bill of material expense items (including shipping containers, labels and packaging materials), whether in the possession of Seller or in transit to Seller (the “Inventory”), other than the Excluded Inventory; (c) all Intellectual Property Rights owned by Seller and used or held for use by Seller in the operation of the Business, including all: (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property Rights; and (ii) claims and causes of action with respect to such Intellectual Property Rights accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal or equitable relief for infringement, misappropriation, or improper, unlawful or unfair use or disclosure of such Intellectual Property Rights (the “Intellectual Property Assets”); (d) all purchase orders and other Contracts set forth on Schedule 2.1(d) (collectively the “Assumed Contracts”); (e) (i) to the extent transferrable, all licenses, permits, registrations, certificates of occupancy, Consents and certificates from any Governmental Authority (collectively, “Permits”) issued, directly or indirectly, to Seller, and (ii) all certificates, registrations, accreditations, qualifications and approvals of any independent or accreditation body (collectively, “Certifications”) issued, directly or indirectly, to Seller; (f) all machinery, equipment, furniture, furnishings, molds, fixtures, tools, dies, vessels, vehicles, computers and other tangible personal property used in or useful to Seller’s conduct of the Business; (g) all historical and current books and records of Seller related to the Purchased Assets or the Business, including business records, files, research material, tangible data, documents, payroll and personnel records with respect to the Seller’s employees (to the extent permitted by Law), invoices, customer lists, vendor lists and service provider lists, whether in written or electronic form; (h) any and all goodwill of Seller; (i) to the extent transferable, all rights, causes of actions, rights of recovery, rights of offset, rights of recoupment, claims and credits related to any Purchased Asset or any Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Purchased Asset or any Assumed Liability; and (j) all other assets of Seller used in or useful to its operation of the Business (unless included in the Excluded Assets).

2.2    Excluded Assets. The following assets of Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain Seller’s property after Closing: (a) all cash and cash equivalents; (b) minute book and stock records; (c) all rights and interests under, and all assets of, any Benefit Plan; (d) all records that Seller is required by Applicable Law to retain in its possession; (e) all Contracts not specifically listed on Schedule 2.1(d), including the Contracts listed on Schedule 2.2(e) (collectively, the “Excluded Contracts”); (e) any owned real property; (f) Inventory determined by Seller and Buyer to be unusable during the physical count of Inventory described in Section 2.7(a), which inventory is set forth on Schedule 2.2(f) (the “Excluded Inventory”) and (g) the assets set forth on Schedule 2.2(g).

2.3    Liabilities. Seller hereby assigns and transfers to Buyer, and Buyer hereby assumes and will perform, all of Seller’s duties and obligations (collectively, the “Assumed Liabilities”) under: (a) the current liabilities included in the Adjustment Statement (defined below), which, in regard to accounts payable, shall only include accounts that arose from bona fide transactions in the ordinary course of business that are not delinquent (and are in no event more than 60 days old as of Closing) and that are included in the Adjustment Statement; and (b) the Assumed Contracts but only to the extent (i) such performance or obligations thereunder (y) accrue or relate solely to the period from and after the Closing Date and (z) are not related to nonperformance, noncompliance or other default by Seller or any other party thereto as of, or prior to, the Closing Date, (ii) the corresponding benefits of such Contracts are validly assigned to, or otherwise received by, Buyer, and (iii) such Contracts were entered into in the ordinary course of business. Except for the Assumed Liabilities, Buyer shall not have any obligation for, or with respect to, any Liabilities of Seller of any nature whatsoever (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, whether due or to become due, and whether incurred prior to, on or after the Closing Date) (the “Retained Liabilities”). Without limiting the foregoing and for avoidance of doubt, any Liability arising (A) from or relating to the Taxes of any Seller Party (including any Liability for either failing to file any Tax Return or for unpaid Taxes of any Seller Party, including based upon a Taxing Authority’s recharacterization of a reported transaction), any Taxes related to the operation of the Business prior to the Closing, any Taxes related to, or imposed upon, the Purchased Assets, or their ownership, prior to the Closing, and any Taxes that are described in Section 5.12, or (B) under any Environmental Law and relating to or arising from Seller, the Business or the Purchased Assets, including, but not limited to, any such Liability relating to or arising from (i) the Leased Real Property or any other real property presently or formerly owned, operated by Seller, (ii) the off-site transportation, disposal or arranging for the off-site disposal of any Hazardous Materials, (iii) the release of Hazardous Materials in, at, on, from or emanating from the Leased Real Property or any other real property presently or formerly owned, operated or leased by Seller, or (iv) the actual or alleged violation of any Environmental Law, shall be a Retained Liability.

2.4      Consideration. The aggregate consideration for the Purchased Assets shall be (i) the assumption by Buyer of the Assumed Liabilities, and (ii) the payment by Buyer of $3,914,913.23, which consideration shall be payable pursuant to this Section 2.4 and subject to adjustment as provided herein (collectively, the “Purchase Price”).

(a)    Closing Payment. Buyer will make the following payment to Seller (the “Closing Payment”): $3,914,913.23 minus (i) Seller’s estimate of the outstanding Closing Indebtedness and Selling Expenses as of Closing (respectively, the “Estimated Closing Indebtedness” and “Estimated Selling Expenses”), minus (ii) the Indemnity Escrow Amount, minus (iii) the Adjustment Escrow Amount, and plus or minus (iv) the amount by which Seller’s estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) exceeds the Upper Band or is less than the Lower Band, as applicable, all as set forth on Schedule 2.4 (the “Flow of Funds”). The portion of the Closing Payment payable directly to Seller will be paid by wire transfer of immediately available funds to the various accounts designated by Seller in the Flow of Funds, which shall specify the amount allocable to each such account (the “Seller Designated Accounts”).

(b)     Payable Indebtedness; Selling Expenses. On the Seller Parties’ behalf, Buyer will pay in full (y) the Estimated Closing Indebtedness set forth on Schedule 2.4(b) (the “Payable Indebtedness”), and (z) the Estimated Selling Expenses pursuant to the pay-off letters and invoices delivered to Buyer in accordance with Section 7.2(j).

(c)       Escrow Amount. Buyer will deposit the following amounts with Escrow Agent (i) $200,000 (the “Adjustment Escrow Amount”), to be used as a non-exclusive source to satisfy any Seller Deficiency Amount (as hereinafter defined), and (ii) $175,000 (the “Indemnity Escrow Amount” and together with the Adjustment Escrow Amount, the “Escrow Amount”), to be used as a non-exclusive source to satisfy the Seller Parties’ indemnification obligations hereunder. The Escrow Amount shall be held by Escrow Agent subject to the terms of this Agreement and the Escrow Agreement. All charges, costs and expenses of the Escrow Agent shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller (and Seller’s portion shall be included in the calculation of Selling Expenses).

(d)       Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as they may be required to deduct and withhold therefrom under the Code or under any provision of Applicable Law. To the extent such amounts are so deducted and withheld, such deducted and withheld amounts shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

2.5    Prorations. Within 60 days after the Closing Date, Buyer will calculate the proration (as of the Closing Date) of rent and other charges due under any expenses that relate to both pre-Closing and post-Closing periods with respect to the Purchased Assets and Assumed Liabilities. Pre-Closing period amounts shall be payable by the Seller Parties and post-Closing period amounts shall be payable by Buyer. If a prorated amount is payable hereunder by Buyer but otherwise paid by Seller, it shall increase the amount of the current assets calculated pursuant to Section 2.7. If a prorated amount is payable by the Seller Parties but otherwise paid by Buyer, it shall increase the amount of the current liabilities calculated pursuant to Section 2.7. Notwithstanding the foregoing, this Section 2.5 shall apply only with respect to liabilities, charges and expenses that were not otherwise included in the Final Post-Closing Adjustment determined in accordance with Section 2.7.

2.6    Closing Certificate. Prior to Closing, Seller has: (a) estimated in good faith the Estimated Closing Working Capital, the Estimated Closing Indebtedness, and the Estimated Selling Expenses; and (b) delivered to Buyer a certificate (the “Closing Certificate”) setting forth such estimates along with a calculation of the Purchase Price (the “Estimated Purchase Price”). For purposes of the Closing Certificate, the Estimated Closing Working Capital, and the Estimated Closing Indebtedness, were calculated in accordance with Accounting Policies and Procedures as historically applied by the Company and as used by the Company in the preparation of its Financial Statements) and, with respect to Estimated Closing Working Capital, in a manner consistent with the example set forth on Schedule 2.6 (the “Working Capital Example”).

2.7      Post-Closing Adjustment.

(a)     Adjustment Statement; Post-Closing Adjustment. Within 90 days after the Closing Date, Buyer will prepare in accordance with GAAP (and in a manner consistent with the Working Capital Example) an adjustment statement setting forth the amount of the Closing Working Capital, the Closing Indebtedness, and the Selling Expenses (the “Adjustment Statement”), and Buyer’s written calculation of the Purchase Price and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Post-Closing Adjustment”). The value of the Inventory included in the calculation of the Closing Working Capital set forth in the Adjustment Statement and the Final Adjustment Statement (as hereinafter defined) shall be determined based upon a test count, and if unsatisfactory, a physical count performed by the Seller Parties (or their representatives) and observed by Buyer (or its representatives) prior to the Closing. The Seller Parties shall cooperate fully with Buyer in the preparation of the Adjustment Statement.

(b)       Adjustment Statement Review. No later than the 30th day after Seller’s receipt of the Adjustment Statement, Seller shall notify Buyer in writing of any objections to the Adjustment Statement or the Post-Closing Adjustment and the specific changes or adjustments which Seller claims are required to be made thereto in order to conform the same to the terms of this Section 2.7.

(c)     Adjustment Statement Dispute Resolution. If Seller timely notifies Buyer in accordance with Section 2.7(b) of an objection to the Adjustment Statement or the Post-Closing Adjustment and Buyer and the Seller reach agreement with respect to such objection within 30 days after Seller’s delivery of such notice of objection, the Buyer shall revise the Adjustment Statement and/or the Post-Closing Adjustment to reflect such agreement. If Buyer and Seller cannot resolve Seller’s objections within 30 days thereafter, then they shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by Grant Thornton (the “Independent Accountants”). As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accountants, Buyer and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accountants. The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Adjustment Statement and the Post-Closing Adjustment within 20 days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, the Seller Parties, Seller and their respective Affiliates, absent manifest error. Each party shall cooperate with, and make available to, the other parties, their respective representatives and the Independent Accountants all information, records, data and working papers as may be reasonably required in connection with the preparation and analysis of the Adjustment Statement and the resolution of any disputes thereunder. No party shall have any ex parte communications with the Independent Accountants. In resolving any dispute, the Independent Accountants shall: (i) consider only those items that are in dispute; (ii) choose one of the party’s positions with respect to the aggregate of items that are in dispute; and (iii) not modify any items that are not disputed by the parties. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Buyer, on the one hand, or the Seller Parties on a joint and several basis, on the other hand) whose position is not accepted by the Independent Accountants.

(d)      Adjustment of Purchase Price. The Adjustment Statement and the Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon the parties hereto for all purposes of this Agreement upon the earliest to occur of the following:

(i)    the mutual acceptance by Buyer and Seller of the Adjustment Statement and the Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Seller and consented to by Buyer;

(ii)    the expiration of thirty (30) days after Seller’s receipt of the Adjustment Statement and the Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 2.7(b); or

(iii)    the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.7(c).

(e)      Adjustment of Purchase Price. Upon determination of the Final Adjustment Statement and Final Post-Closing Adjustment pursuant to Section 2.7(d):

(i)      If the Purchase Price is less than the Estimated Purchase Price (the “Seller Deficiency Amount”), then Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent, in accordance with the terms of this Agreement and the Escrow Agreement, to (A) disburse the amount of the Final Post-Closing Adjustment to Buyer from the Adjustment Escrow Amount by means of a wire transfer of immediately available funds to the account designated by Buyer and (B) disburse the remainder of the Adjustment Escrow Amount to Seller by means of a wire transfer of immediately available funds to the account designated by Seller in the Escrow Agreement (the “Seller Escrow Account”); provided, that if the amount of such Final Post-Closing Adjustment exceeds the Adjustment Escrow Amount, within five Business Days of the final determination of the Final Post-Closing Adjustment, the Seller Parties, on a joint and several basis, shall pay the amount by which the Final Post-Closing Adjustment exceeds the Adjustment Escrow Amount to Buyer via wire transfer of immediately available funds to an account designated by Buyer in writing.

(ii)    If the Purchase Price is greater than the Estimated Purchase Price, then within five Business Days of the final determination of the Final Post-Closing Adjustment, Buyer shall pay the Final Post-Closing Adjustment to Seller by means of a wire transfer of immediately available funds to the Seller Escrow Account and Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Adjustment Escrow Amount to the Seller Escrow Account (for the benefit of the Seller Parties) in accordance with the terms of the Escrow Agreement.

(iii)    Any post-Closing payment by Buyer or the Seller Parties under this Agreement, including pursuant to this Section 2.7, shall be treated as an adjustment to the Purchase Price, unless a contrary treatment is required by Applicable Law.

2.8      Allocation of Purchase Price among Purchased Assets. The parties agree that: (a) the Assumed Liabilities; and (b) the Closing Payment, as adjusted, shall be allocated, for Tax purposes, among the Purchased Assets in a manner consistent with the provisions of Code §1060 and the methodology set forth on Schedule 2.8 (the “Allocation Schedule”). After Closing, Buyer will prepare such an allocation (the “Allocation”) consistent with the Allocation Schedule and will deliver the Allocation to Seller for the preparation of the Seller Parties’ federal (and, as applicable, state, local, or foreign) income Tax Returns. Any adjustments to the amount of the Assumed Liabilities or the Closing Payment after the Allocation is otherwise final shall be allocated in a manner consistent with the Allocation Schedule. The parties shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with the Allocation and other provisions of this Section 2.8, and the parties shall not, and shall cause their Affiliates not to, take a contrary position in any audit, investigation, or other Proceeding with a Taxing Authority unless required pursuant to a determination (as defined in Code §1313(a)).

2.9    Payment to Seller of the Purchase Price. Buyer’s payment or delivery of the Purchase Price (including any additional amount required pursuant to Section 2.7) into the Seller Designated Accounts or as otherwise provided in Section 2.4 or Section 2.7(e) shall constitute payment or delivery by Buyer to Seller and satisfaction of Buyer’s obligation to pay or deliver such amount hereunder, and Buyer shall thereafter have no liability or responsibility to any Person (including any Seller Party) with respect to the allocation, determination, distribution or delivery of the Purchase Price and, following the Closing, any unused portion of the Escrow Amount; provided, that (a) for Tax purposes all such payments shall be treated as being first made to Seller, and (b) such amounts must be included in the Flow of Funds, together with relevant wire instructions.

SECTION 3
CLOSING

3.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (“Closing”) shall take place remotely via the exchange of documents and signatures on the Closing Date. Strictly for purposes of the financial effects of the Transactions, including for Tax purposes, Closing shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at Closing. The sale and other transfers and deliveries described herein shall be mutually interdependent and regarded as occurring simultaneously as of Closing, and, unless a particular transfer or delivery is waived by the party entitled to the benefit of such sale, transfer or delivery, no sale, transfer or delivery shall become effective unless and until all the other sales, transfers and deliveries provided for herein have also been consummated.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties that the statements contained in this Section 4 are true, complete and correct. Buyer: (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and such execution, delivery and performance by Buyer has been approved by all necessary action, corporate or otherwise; and (c) has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and each constitutes Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its respective terms, except as enforceability may be limited by bankruptcy, similar laws relating to debtor relief and general principles of equity (the “Enforceability Exceptions”).

SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Buyer that the statements contained in this Section 5 are true, complete and correct, except as set forth in the disclosure schedules delivered herewith (the “Schedules”). The Schedules shall not be deemed adequate to disclose an exception to a representation or warranty unless the applicable Schedule identifies the exception with particularity and describes the relevant facts in detail.

5.1    Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is classified as a subchapter S corporation for income tax purposes. Seller is not qualified or licensed as a foreign entity in any other jurisdiction and currently does not, and has not in the last three years, done business in any other jurisdiction other than California. Seller is duly qualified to conduct business and is in good standing in the State of California. The Seller Parties have made available to Buyer correct and complete copies of Seller’s charter documents and any other Contracts affecting its governance, all as in effect on the Closing Date and each as amended to date.

5.2    Power and Authority. Seller has all power and authority to carry on the Business as it has been and is currently conducted. Each Seller Party has the full power and authority (and, in regard to the Shareholders, capacity) to execute, deliver and perform such Seller Party’s respective obligations under this Agreement and each of the Transaction Documents to be executed and delivered respectively by each in connection herewith, and such execution, delivery and performance by the Seller Parties has been approved by all necessary organizational action. Each Seller Party has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered respectively by each in connection herewith, and each constitutes the legal, valid and binding obligation of the applicable Seller Party, enforceable against each of them in accordance with its respective terms, except as enforceability may be limited by the Enforceability Exceptions.

5.3    No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Transaction Documents in connection herewith by each Seller Party does not and will not: (a) conflict with or violate any Applicable Law or any Order to which any Seller Party is subject; (b) violate or conflict with the provisions of Seller’s charter documents; (c) result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any Contract to which any Seller Party is a party or by which any of their assets are bound; (d) result in the creation of any Lien on any of the Purchased Assets; or (e) constitute an event which, after notice or lapse of time or both, could result in any of the foregoing. No Seller Party needs to obtain any Consent, Order or Permit of, or make any declaration, registration or filing with, or notification to, any Person in order for the parties to consummate the Transactions.

5.4    Capitalization. Schedule 5.4 sets forth the capitalization of Seller. The Shareholders own all of the issued and outstanding securities of Seller, free and clear of all Liens. There is no irrevocable proxy, voting trust or similar Contract with respect to the exercise of the voting power of Seller. No holder of Indebtedness of Seller has the right to vote (or any instruments or agreements of any type that are convertible into, exercisable for, or exchangeable for, Capital Stock) on any matters on which an equityholder of Seller is entitled to vote.

5.5    Absence of Undisclosed Liabilities. Schedule 5.5 sets forth all Indebtedness of the Business as of the Closing Date. The Business does not have any Liability, and there is no basis for any present or future claim or demand giving rise to same, except for (a) Liabilities disclosed, reflected or reserved against on the Financial Statements and (b) trade accounts payable and accrued expenses and any other Liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements that are included in the Final Adjustment Statement. Other than the Assumed Liabilities, neither Seller nor the Business has any Liability for which Buyer may become liable.

5.6    Financial Statements. Attached as Schedule 5.6(i) are true, correct and complete copies of the (a) the internally prepared financial statements of Seller as of and for the fiscal years ended December 31, 2022 and December 31, 2023 prepared by Seller, without footnotes(the “Annual Financial Statements”), and (b) the internally prepared financial statements of Seller as of and for the six (6) month period ended June 30, 2024, without footnotes (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP (other than the exceptions to GAAP as set forth in Schedule 5.6(ii) (the “Accounting Policies and Procedures”)), consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (ii) present fairly in all material respects the financial position of the Business as of the dates indicated and the results of operations for the periods then ended, including all revenue and expenses of the Business; except with respect to the Interim Financial Statements for normal year-end adjustments which are not material, individually or in the aggregate. The Financial Statements are based on the books and records of Seller and (1) reflect all items of income and expense and all assets and liabilities required to be reflected in the Financial Statements in accordance with GAAP (other than the exceptions to GAAP set forth in the Accounting Policies and Procedures), consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (2) are complete and correct in all material respects. The Financial Statements are consistent in all material respects with the books and records of Seller (which books and records are true and complete in all material respects). Seller’s books of account, financial statements, asset ledgers and other records, all of which have been made available to Buyer, are complete and correct in all material respects. Seller’s books of account accurately reflect all of Seller’s assets and liabilities in accordance with normal accrual accounting practices. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that its transactions are recorded as necessary to permit the preparation of the Financial Statements in accordance with GAAP and there are no significant deficiencies or material weaknesses in the design or operation of the internal controls of Seller that could adversely affect the ability of Seller to record, process, summarize and report financial information. There has been no, and there does not currently exist, any allegation of financial improprieties or fraud that involves the management of Seller.

5.7      Assets.

(a)     Title. Except as set forth on Schedule 5.7(a), (i) the Purchased Assets are owned by Seller free and clear of all Liens, and (ii) there exists no condition affecting the title to or use of any part of the Purchased Assets which would prevent Buyer from using or enforcing its rights with respect to any part of the Purchased Assets to the same extent that Seller could continue to do so if the transactions contemplated hereby did not take place.

(b)     Condition; Possession. Except as set forth on Schedule 5.7(b), all of the tangible assets included in the Purchased Assets (i) are in good operating condition, normal wear and tear excepted, and to Seller’s Knowledge neither require, nor are reasonably expected to require, any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs necessary in the ordinary course of business, (ii) are capable of being used for their intended purpose in connection with the Business, and (iii) are in the possession of Seller and located at the Leased Real Property.

(c)      Sufficiency of Assets. The Purchased Assets include all of the operating assets of Seller and constitute all of the assets, tangible and intangible, of any nature whatsoever, (a) necessary for the operation of the Business as presently operated by Seller, except for the Excluded Assets (none of which are material to the Business), and (b) pertaining to technology, processes, plans, and other items under development for use in such Business.

5.8     Recent Events. Except as set forth on Schedule 5.8, since December 31, 2023: (a) the Business has been operated in the ordinary course of business; (b) Seller has used its best efforts to preserve and advance its operations and Business; (c) Seller’s relations with its customers and suppliers have been carried on in a manner designed to preserve Seller’s goodwill; (d) Seller has not (i) engaged in any activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the cancellation of products or services sold or offered by Seller following the Closing Date, including sales on terms or at prices outside the ordinary course of business, (ii) accelerated the receipt of accounts receivable or engaged in any other activity with customers that has or could reasonably be expected to have the effect of accelerating to pre-Closing periods sales or accounts receivable that would otherwise be expected to be made or collected in post-Closing periods, (iii) conducted its cash management practices other than in the ordinary course of business (including with respect to collection of accounts receivable, payment of accounts payable and accrued expenses, pricing and credit practices and operation of cash management practices generally), or (iv) conducted its inventory purchasing or management practices other than in the ordinary course of business; (e) there has not been, and no event has occurred or circumstance exists that could reasonably be expected to result in, any Material Adverse Change; and (f) there is not and has not occurred any:

(i)    increase (or promise of any increase) of any bonuses, salaries, benefits or other compensation to any equityholder, manager, officer, director of Seller or any Service Provider (or the payment thereof);

(ii)      adoption of, modification of, termination of, or increase in the payments to or benefits under, any Benefit Plan;

(iii)     capital expenditure (or series of capital expenditures) by Seller involving more than $25,000 or outside the ordinary course of business;

(iv)     loan to or acquisition of the assets (other than purchases of inventory in the ordinary course of business) or securities of any other Person by Seller;

(v)     theft, damage, destruction or loss (without regard to any insurance) of or to any material asset of the Business, whether or not covered by insurance (other than through ordinary wear and tear);

(vi)     entry into, modification of, termination of, or acceleration of: (i) any Indebtedness Contract under which Seller has any Liability, (ii) any Contract or transaction involving a total commitment by or to Seller of at least $25,000, (iii) any transaction or Contract with any Service Provider or director, officer, manager or equityholder of Seller, or (iv) any Material Contract;

(vii)    sale (other than sales of inventory in the ordinary course of business), lease or other disposition or transfer of any tangible or intangible asset of Seller;

(viii)    mortgage, pledge, granting of a security interest in, or imposition of any Lien on, any Seller asset (tangible or intangible);

(ix)      cancellation, compromise, waiver or release of any claims or rights involving a value to Seller in excess of $10,000;

(x)      (i) change in Seller’s Tax reporting or accounting principles, including with respect to depreciation or amortization policies or rates, (ii) settlement or compromise of any Tax liability of Seller, (iii) making, changing or rescinding any Tax election or accounting method of Seller; (iv) filing of an amended Tax Return by Seller; or (v) release of any rights to a Tax refund, or settlement of any claim with respect to a Tax refund, by Seller;

(xi)     grant of any license or sublicense of any rights under or with respect to any of Intellectual Property Rights of Seller, or disposition of or abandonment of any rights in, to or for the use of any Intellectual Property Rights of Seller;

(xii)      entering into of any Contract or transaction outside the ordinary course of business; or

(xiii)     notice of, or entering into, any Contract, whether oral or written, to do any of the foregoing.

5.9      Compliance with Laws.

(a)     Seller and each good and service manufactured, distributed, sold, installed or otherwise provided by Seller (collectively, the “Goods and Services”) has complied and is currently in compliance in all material respects with all Applicable Laws, and to Seller’s Knowledge, no event has occurred or circumstance exists that could give rise to, or serve as a basis for, a notice, claim, charge or complaint regarding noncompliance against the Business. No Seller Party has received any written notices, claims, charges and/or complaints in the past five years alleging any noncompliance with Applicable Law. Neither Seller nor any of its managers, officers, directors or, to Seller’s Knowledge, Service Providers is or in the past five years has been under: (i) any administrative, civil or criminal indictment or investigation by any Governmental Authority, or (ii) any audit by any Governmental Authority, in either case with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract. In the past five years, no Seller Party has (y) been suspended or debarred from doing business with any Governmental Authority, or (z) conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract.

(b)     Except as set forth on Schedule 5.9(b), during the past five (5) years, there have been no corrective actions or other adverse regulatory actions taken by or against Seller by any Governmental Authority with respect to Seller or the Business. No Seller Party has received written notice and no Seller Party is otherwise aware that any Services or the Business are, or at any time have been, the subject of any warning letter, untitled letter, notice of violation or inspectional observation, notice of suspension, notice of intended enforcement, seizure, injunction, regulatory enforcement action or criminal action issued, initiated or threatened by any Governmental Authority during the five (5) year period prior to the Closing Date. The Seller Parties have made available to Buyer all correspondence to or from a Governmental Authority within the past five (5) years relating to any Services or the Business. There are no presently pending or, to Seller’s Knowledge, threatened material claims, investigations or demand letters relating to any alleged hazard or alleged defect, failure to warn, or alleged breach of express or implied warranty or representation relating to any Services. Set forth on Schedule 5.9(b) is every material complaint and written notice of alleged defect or adverse event with respect to any Services that has been received by Seller within the past five (5) years.

(c)     On April 13, 2020, Seller received the PPP Loan. Seller was eligible to receive the PPP Loan under the terms of the CARES Act and any supplemental guidance issued in connection therewith, including, without limitation, the “Paycheck Protection Program Loans Frequently Asked Questions” issued by the U.S. Small Business Administration (the “SBA”). Seller’s application for the PPP Loan did not include any statements that would or could reasonably be expected to subject Seller to liability under the False Claims Act. Since the aforementioned date that Seller received the PPP Loan, the Seller has spent funds from the PPP Loan only on expenses that are forgivable under the CARES Act and any supplemental guidance issued in connection therewith. No Seller Party has received any notice from any other Person that Seller should not have received or was not eligible to receive the PPP Loan, or that Seller should return all or any portion of the PPP Loan. The full amount of the PPP Loan was forgiven by the U.S. Small Business Administration prior to Closing.

(d)    Schedule 5.9(d) identifies the amount of any payroll or other Taxes that would otherwise have been payable to a Government Authority but has been withheld or retained by the Seller on the basis that Seller is eligible for and has claimed an Employee Retention Credit under Section 2301 of the CARES Act. Seller was and is entitled to withhold or retain such amounts pursuant to Section 2301 of the CARES Act and has complied with all conditions to eligibility and other requirements relating thereto. After the Closing, Buyer will not (as a result of the transactions contemplated by this Agreement) be required to make any payment of Taxes attributable to any period prior to the Closing that were deferred pursuant to any provision of the CARES Act or any other pandemic-related Law with respect to Taxes, including deferred payroll Taxes under Section 2302 of the CARES Act or under IRS Notice 2020-65.

5.10    Permits and Certifications. The Permits and Certifications included in the Purchased Assets (each, as applicable, a “Seller Permit” or a “Seller Certification”) constitute all Permits that are transferable under Applicable Law with respect to the operation of the Business as conducted or as contemplated to be conducted and all Certifications that are required to service customers and operate the Business as conducted or as contemplated to be conducted. Seller is, and has at all times been, in compliance with all Seller Permits and Seller Certifications. Each Permit and each Certification of the Company (in each case, whether transferable or not) is listed on Schedule 5.10, and, except as noted on such Schedule, no individual Service Provider is the holder of any such Seller Permit or Seller Certification. In the past five years, no Seller Party has received any notice from any Person alleging any noncompliance with any Seller Permit or Seller Certification. Each Seller Permit and each Seller Certification is valid and in full force and effect, and to Seller’s Knowledge, none of such Seller Certifications or Seller Permits will lapse, terminate, expire or otherwise be impaired (as they relate to the right or authorization of Seller) as a result of the consummation of the Transactions.

5.11    Litigation. Except as disclosed on Schedule 5.11, there is currently no, and in the past five years there has been no, Proceeding or claim of any kind whatsoever, at law or in equity, pending or threatened by or against Seller or that would prohibit the Seller Parties from consummating the Transactions and to Seller’s Knowledge no event has occurred or circumstance exists that could give rise to or serve as a basis for any such Proceeding or claim. No Seller Party is a party to, or subject to, any Order.

5.12     Taxes.

(a)    The Seller Parties have timely paid, or made adequate reserves for the payment of, all taxes related to Seller’s properties, the Business or income that are due or have been levied, and there are no assessed Tax deficiencies against any Seller Party or, to Seller’s Knowledge, any basis upon which any additional Taxes related to Seller’s properties, Business or income could be assessed. No examination, audit, claim or other Proceeding respecting any Seller Party’s Tax Returns or Tax liability has occurred, is in progress, or to Seller’s Knowledge is being proposed or threatened. All Taxes that Seller is or was required to withhold or collect (including sales taxes) have been withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

(b)    No Proceeding with respect to the Tax Returns or Tax liability of Seller, as described in this Section 5.12, has occurred, is in progress, or, to Seller’s Knowledge, is being proposed, threatened or discussed, including any claim by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(c)    Seller has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes, and there are no currently existing extensions of time (or requests for extensions of time) within which to file any Tax Returns.

(d)     There are no Liens for unpaid Taxes on Seller’s assets.

5.13    Customers and Suppliers. Seller has good commercial working relationships with all Material Customers and Material Suppliers of the Business. Schedule 5.13 sets forth the 10 largest suppliers (and the dollar volumes related thereto) (“Material Suppliers”) and the 10 largest customers of the Business (and the dollar volumes related thereto) (“Material Customers”), in each case, for the 12-month period ended December 31, 2022, the 12 month period ended December 31, 2023, and the six-month period ended June 30, 2024. None of Seller’s Material Suppliers or Material Customers has notified Seller that it intends to terminate with Seller. In the past twelve (12) months, no Material Customer has (i) canceled or otherwise terminated its relationship with Seller, (ii) materially decreased or, to Seller’s Knowledge, threatened to materially decrease, its purchases from Seller, or (iii) changed or, to Seller’s Knowledge, threatened to change, its payment or pricing terms with respect to Seller or otherwise materially and adversely alter its current agreements, programs or commitments with Seller. In the past twelve (12) months, no Material Supplier has (i) canceled or otherwise terminated its relationship with Seller, (ii) materially decreased or, to Seller’s Knowledge, threatened to materially decrease, its sales of supplies to Seller, or (iii) raised or, to Seller’s Knowledge, threatened to raise, its prices to Seller or otherwise materially and adversely alter its current agreements, programs or commitments with Seller. Seller has not experienced, and there do not exist, any material quality control or similar problems with the products currently being supplied or on order from the Material Suppliers of the Business. To Seller’s Knowledge, the acquisition of the Purchased Assets by Buyer will not adversely affect the relationship with any Material Customer of the Business. There are no outstanding disputes between Seller and any Material Supplier or Material Customer.

5.14     Affiliate Relationships. Except as set forth on Schedule 5.14, neither the Shareholders nor any Service Provider, or a manager, officer or director of Seller, nor any of their respective Affiliates: (a) has, or during the last five fiscal years has had, any direct or indirect interest (i) in, or is or during the last five fiscal years was, a director, manager, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller or (ii) in any material property, asset or right that is owned or used by Seller in the Business; or (b) is a party to any Contract or transaction with Seller, other than their right to receive compensation and employee benefits in the ordinary course of business.

5.15    Certain Business Relationships. Neither Seller nor any Person acting on Seller’s behalf has directly or indirectly given or agreed to give any bribe, kickback, illicit payment, or similar benefit to any Person who is in a position to help or hinder the Business which: (a) might subject Seller to any damage or penalty in any Proceeding; (b) if not given in the past, might have resulted in a Material Adverse Change; or (c) if not continued in the future, might constitute a Material Adverse Change.

5.16     Intellectual Property.

(a)    Schedule 5.16(a) lists (i) all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software with annual license or subscription fees or a replacement value of less than $500 (the “Intellectual Property Registrations”), and (ii) all unregistered trademarks included in the Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)    Seller (i) exclusively owns and possesses all right, title and interest in and to all Intellectual Property Assets, free and clear of all Liens, and (ii) has the right to use pursuant to a valid and enforceable written agreement free and clear of all Liens all other the Intellectual Property Rights as necessary for the conduct of the Business, and (iii) to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. The Intellectual Property Assets are valid, enforceable and subsisting. The Intellectual Property Assets constitute all of the Intellectual Property Rights necessary to the conduct of the Business.

(c)    Neither Seller nor the conduct of the Business has interfered with, violated, infringed upon or misappropriated any Intellectual Property Rights of any other Person. There is no, and has not been, any opposition, cancellation, Order or Proceeding, objection or claim pending, asserted or to Seller’s Knowledge, threatened (including cease and desist letters) against Seller concerning the ownership, use, validity, scope, registrability, enforceability, infringement, misappropriation, violation or licensed right to use any Intellectual Property Assets, and Seller has not received any written notice of the same. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets

(d)    Except as set forth in Schedule 5.16(a), Seller has taken all necessary actions to protect, preserve and maintain the Intellectual Property Assets and to maintain the confidentiality, secrecy and value of the confidential or proprietary information and trade secrets included therein, and no such confidential or proprietary information that constituted a material trade secret included in the Intellectual Property Assets has been disclosed or made available by Seller to any Person who is not legally bound by a duty of confidentiality with respect thereto. Specifically, Seller acknowledges that it holds certain trade secrets, as defined under applicable law. All Service Providers who have had access to, or who have contributed to the creation of, any of the Intellectual Property Assets, have entered into confidentiality and/or proprietary invention rights agreements with Seller. Seller has taken all commercially reasonable steps to safeguard the internal and external integrity of its servers, software, hardware systems, websites, databases, circuits, networks and other computer and telecommunication assets and equipment owned or used by or for Seller and the data contained therein. To Seller’s Knowledge, Seller has not experienced any incident in which any Personal Data maintained, owned, transmitted or otherwise possessed by Seller was stolen, lost, damaged or improperly accessed or the subject of a breach or other incident that has required, or which Seller determined does or will require, notice thereof to any Person under any Applicable Law or its internal policies.

5.17    Contracts. Schedule 5.17 contains a complete and accurate list, arranged by subsection in accordance with the definition of “Material Contracts” in Exhibit A hereto, of all of the Material Contracts to which Seller is a party or pursuant to which any Purchased Assets are bound. The Seller Parties have provided to Buyer correct and complete copies of each Material Contract and each Assumed Contract. With respect to each Material Contract and Assumed Contract and any open purchase orders thereunder: (a) such Contract is in full force and effect and is valid and enforceable against Seller and the other parties thereto; (b) such Contract will not be terminated as a result of this Agreement; (c) Seller is not in default under such Contract and no event has occurred which, with notice or the passage of time or both, would constitute such a default; and (d) to Seller’s Knowledge, no other party is in default under such Contract. No such Contract (i) is premised on Seller having “8(a) status”, “small business status”, “small disadvantaged business status”, “protégé status”, “women-owned status” (as those terms are used in the Federal Acquisition Regulation or Small Business Association regulations) or other preferential status, or (ii) was awarded with reliance on preferential treatment of any kind based on Seller’s size or ownership.

5.18    Product Warranty and Liability. No goods or services manufactured, distributed, sold, installed or otherwise provided by Seller (collectively, the “Goods and Services”) is subject to any warranty beyond the applicable standard terms and conditions of sale and in the past five years, there have been no product or service warranty claims made against Seller alleging that any Goods and Services are defective or improperly designed, and no such claims are currently pending or threatened against Seller. To Seller’s Knowledge, there are no presently pending or threatened investigations or demand letters relating to any alleged hazard or alleged defect, failure to warn, or alleged breach of express or implied warranty or representation relating to any Goods and Services. Schedule 5.18 includes true and complete copies of the standard terms and conditions of sale for Seller. Except for conditions or warranties implied or imposed by Applicable Law or contained in the standard terms and conditions set forth on Schedule 5.18, Seller has not given a condition or warranty or made a representation in respect of any Goods and Services. Each Good and Service has been in conformity with all applicable contractual commitments and all express and implied warranties. Seller does not have any Liability (and to Seller’s Knowledge, there is no basis for any Proceeding against Seller giving rise to any Liability) for any Goods and Services. The Goods and Services have never been subject to a recall and there has not been any failure by Seller to warn, test, inspect or instruct of dangers that could form the basis for a recall. To Seller’s Knowledge, there are no defects in the design, formulation or manufacture of products manufactured, assembled, formulated, sold, distributed or leased by Seller on or prior to the Closing Date that could result in a product liability claim.

5.19    Employee Benefits. Schedule 5.19 lists each Benefit Plan maintained by Seller and its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributes (or within the preceding six years has contributed), or with respect to which any of the foregoing parties has any Liability. With respect to each such Benefit Plan: (i) it has been operated in compliance in all material respects with its terms and all Applicable Law, (ii) all contributions required under the terms of such Benefit Plan or Applicable Law have been timely made or accrued for by Seller, (iii) Seller has retained the right to unilaterally amend or terminate such Benefit Plan to the fullest extent permitted by Applicable Law, and (iv) Seller has provided or made available to Buyer copies of the material documents embodying such Benefit Plans (or, for any oral arrangement, a written description of such arrangement), including the plan documents (and any amendments thereto) and the most recent summary plan description (if any). To Seller’s Knowledge, Seller has no Liability with respect to any Benefit Plan, other than for contributions, payments or benefits due in the ordinary course of business under the Benefit Plans. No Benefit Plan or related obligation is required to be transferred or assigned to Buyer by operation of law or otherwise.

5.20    Employment Matters. Schedule 5.20 contains a list of the name of each Service Provider as of the Closing Date, together with such Person’s: (a) employer; (b) position; (c) annual base compensation; and (d) incentive, commission or bonus arrangement (accrued and total).  All accrued vacation pay, holiday pay, and sick pay due to each Service Provider will be paid by Seller through the Closing Date in accordance with Applicable Law. No Service Provider is bound by a nondisclosure or noncompetition covenant that restricts or affects (or will restrict or affect) such Service Provider’s employment with or engagement by Buyer or its Affiliate after the Closing Date.  All Service Providers may be terminated at any time with or without cause without the payment of severance or other Liability.  Seller is not and has not been a party to any collective bargaining or other similar labor Contract.  There is not now existing or threatened, and has not previously been any in regard to the Business (i) strike, slowdown, picketing, work stoppage or employee grievance process, or (ii) application for certification of a collective bargaining agent for any Service Provider.  All Service Providers are legally authorized to work in the United States. Seller has completed and maintains in its files Forms I-9 with respect to each of its employees. The qualifications for employment of each current and former employee of Seller have been reviewed and confirmed by Seller using the U.S. Citizenship and Immigration Services’ E-Verify Program.  Seller has properly classified all of its Service Providers for all compensation and benefit purposes and for all Applicable Law. Seller has paid or accrued all wages and compensation due to Service Providers, including vacations and vacation pay, holiday pay, sick pay and bonuses.

5.21    Inventory. The Inventory (other than the Excluded Inventory) is: (a) free of material defect; (b) merchantable and fit for the purpose for which it was procured or manufactured; (c) of a quality and quantity usable and salable in the ordinary course of business; (d) not excessive in the present circumstances of the Business; and (e) priced at cost. All items included in the Inventory are the property of Seller, are not held by Seller on consignment from others and are otherwise free and clear of any Lien.

5.22    Accounts Receivable; Accounts Payable. All of the Accounts Receivable (a) arose in the ordinary course of business, (b) to Seller’s Knowledge are subject to no defenses, offsets or counterclaims, and (c) reflect goods actually sold and delivered or services rendered in the ordinary course of business. None of the Accounts Receivable are obligations of the Shareholders or any Service Provider, or a manager, officer, or director of Seller, or any of their respective Affiliates. None of the Accounts Receivable represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. Subject to Schedule 5.22, the Accounts Receivable are current and collectible in accordance with the terms thereof and at the full face-amount thereof and will be collected in full, without any set-off, within 90 days of the Closing Date. The accounts payable that are included in the Assumed Liabilities arose from bona fide transactions in the ordinary course of business, and all such accounts payable have either been paid or are not yet payable in the ordinary course of business.

5.23    Insurance. Schedule 5.23 lists all insurance policies presently maintained by Seller, showing: (a) the issuer; (b) types of coverage; (c) policy expiration dates; and (d) policy limits. Except as otherwise disclosed in Schedule 5.23, all of Seller’s insurance policies are in full force and effect, have been obtained in compliance with all legal and applicable insurance company requirements, and Seller is not in default with respect to its obligations under such policies. Except as otherwise disclosed in Schedule 5.23, Seller has been covered for the entirety of the period since its formation through the Closing Date by insurance in scope and amount customary and reasonable in its industry. There are no pending claims against Seller for product liability or property or other damage under any insurance policy heretofore or presently issued to Seller, or any claims as to which coverage has been questioned, denied, or disputed by the insurer or in respect of which the insurer has reserved its rights. Seller does not have any self-insurance arrangements.

5.24     Real Property.

(a)    Seller does not own any real property. The Seller Parties, R. Cymanski and J. Cymanski, own the real property in which Seller conducts the Business and lease the same to Seller. The Seller Parties have delivered to Buyer a correct and complete copy of each lease (or a summary of the material terms of the lease, if oral), including amendments, waivers, or other changes thereto, relating to the Leased Real Property (each, a “Lease,” and collectively, the “Leases”). The Leased Real Property and the Leases comprise all leased real property interests and Contracts related thereto used in the conduct of the Business and are sufficient to permit Buyer to continue to operate the Business as currently conducted. With respect to each Lease: (i) all leased buildings and improvements and all leased fixtures are held under such Lease, (ii) such Lease is in full force and effect and a valid instrument enforceable against Seller, and the other party thereto, in each case in accordance with its terms, (iii) all rents, required deposits, additional rent and payments due as of the Closing Date pursuant to such Lease have been paid in full, (iv) there is no existing default by Seller or by the lessor under such Lease, (v) Seller has not received any notice that it is in default under such Lease, (vi) except as set forth on Schedule 5.24(vi), no party other than Seller and the identified lessor have any interest in the Leased Real Property, and (vii) no Consent is required to be obtained by Seller pursuant to any Lease in connection with the consummation of the Transactions.

(b)    Except for the Leases, Seller has not entered into any leases or subleases or granted any rights of first refusal, rights of reverter, options to purchase or rights of occupancy with respect to the Leased Real Property. The Leased Real Property is validly zoned for its current use and occupancy by Seller under the applicable zoning codes and urban renewal plans, and Seller’s current use of the Leased Real Property is in compliance therewith. Except as set forth on Schedule 5.24(b), all of the buildings, material fixtures and other improvements and building systems situated within the Leased Real Property are in good operating condition, reasonable wear and tear excepted, and have been maintained in the ordinary course of business. Seller has adequate rights of ingress into and egress out of the Leased Real Property. Seller has not received any written notice of any existing, pending or threatened (i) condemnation proceedings, planned public improvements, annexations, special assessments, or subdivision changes, or other adverse claims affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters, which would reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated.

5.25     Environmental. Except as set forth on Schedule 5.25.1:

(a)   (i) Seller is and at all times has been in compliance with all applicable Environmental Laws, and (ii) without limiting the foregoing, Seller: (x) has timely obtained, and is and has been in compliance with, all Permits required under Environmental Law for the ownership, operation or use of the Leased Real Property, the Business or the Purchased Assets; and (y) Seller is in material compliance with the terms and conditions of all such Permits, and has prepared and timely filed with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law;

(b)   there has been no generation, Treatment, Storage, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from the Leased Real Property or any other facility or property owned, occupied, or used by Seller now or in the past;

(c)   there are currently no, and to Seller’s Knowledge, there have not been any, asbestos- or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Leased Real Property or into other assets of Seller;

(d)   there are no electrical transformers, capacitors, fluorescent light fixtures with ballasts, or other equipment containing polychlorinated biphenyls on the Leased Real Property;

(e)   all Hazardous Materials not in current, usable inventory have been removed from the Leased Real Property and disposed of in compliance with all Environmental Laws;

(f)   Seller has not sent any Hazardous Material to a site that, pursuant to any Environmental Law: (i) has been placed or proposed for placement on the National Priorities List or any similar state list, or (ii) is subject to or the source of an Order, demand or request from a Governmental Authority to take any Removal, Remedial or Response action or to pay for the costs of any such action at any location;

(g)   in the past seven (7) years, no Seller Party has received any notice, Order, demand, inquiry, summons, complaint, claim, directive, warning, request for information, notice of violation or other communication from any Governmental Authority, citizens’ group, employee or other Person claiming that Seller or the Business is or may be liable for: (i) any actual, alleged or threatened violation of or noncompliance with any Environmental Law; (ii) any actual or alleged obligation to undertake or bear the cost of any Liabilities under any Environmental Law with respect to the Leased Real Property or any other facility or property owned, occupied, or used by Seller, now or in the past, or any property or facility at or to which any Hazardous Material generated, manufactured, Stored, handled, imported, used or processed by Seller has been transported, Treated, Stored, transferred, Disposed, recycled or received; or (iii) any personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material;

(h)   there are no underground storage tanks or related piping, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at the Leased Real Property, or to Seller’s Knowledge, any other facility or property owned, occupied, or used by Seller, now or in the past, nor have any such structures or materials been removed from the Real Property or any other facility or property owned, occupied, or used by Seller in the past;

(i)   there has been no Release or Disposal of any Hazardous Material at, on, under or from the Real Property or any other facility or property owned, occupied, or used by Seller, now or in the past;

(j)   the Leased Real Property is not, and is not reasonably expected to be, subject to any Lien, environmental covenant, engineering or institutional control, activity and use limitation or other restriction, nor is Seller subject to any pending or existing Order, action, proceeding, investigation, settlement, schedule of compliance or other restriction under any Environmental Law;

(k)   no Environmental Law imposes any obligation upon Seller arising out of or as a condition of the transactions contemplated by this Agreement or any Transaction Document, including, but not limited to, any requirement to modify or transfer any Permit, any requirement to file any notice or other submission with a Governmental Authority, the placement of any notice, acknowledgement or covenant in any land records or the modification of or provision of notice under any agreement, consent order or consent decree related to any Environmental Law;

(l)    Seller has not assumed, accepted responsibility for or retained, by contract or otherwise, any Liability under any Environmental Law; and

(m)  Seller maintains all records and, within the past seven (7) years, has prepared and filed all lists, reports and other information required pursuant to, and has otherwise complied with, TSCA and any and all rules and regulations adopted pursuant thereto with respect to any products manufactured, imported, produced, distributed, sold or leased by Seller. All of the products manufactured, imported, produced, distributed, sold or leased by Seller, and all raw materials and intermediates purchased from others used in such products, which were required to be reported to the United States Environmental Protection Agency for listing in the TSCA inventory have been so reported or notified. No report of substantial risk under TSCA has been made by Seller, nor was any such report required in connection with the operation of the Business. Seller has never sold any product containing asbestos, lead, pentachlorophenol, or silica and no raw material used by Seller in the manufacture of its products contains or contained asbestos, lead, pentachlorophenol or silica.

Schedule 5.25.2 contains an accurate and complete list of: (A) all environmental reports, audits, assessments, correspondence or other documents pertaining to Hazardous Materials or Environmental Law prepared in the past seven (7) years by or for any Shareholder or Seller or in the possession or control of any Shareholder or Seller with respect to the assets or business of Seller (including the Leased Real Property), true and complete copies of which have been provided to Buyer; and (B) all Permits issued to Seller by any Governmental Authority pursuant to any Environmental Law, true and complete copies of which have been provided to Buyer. Seller maintains all records and, within the past seven (7) years, has prepared and filed all lists, reports and other information required pursuant to, and has otherwise complied with, TSCA and any and all rules and regulations adopted pursuant thereto with respect to any products manufactured, imported, produced, distributed, sold or leased by Seller. All of the products manufactured, imported, produced, distributed, sold or leased by Seller, and all raw materials and intermediates purchased from others used in such products, which were required to be reported to the United States Environmental Protection Agency for listing in the TSCA inventory have been so reported or notified. No report of substantial risk under TSCA has been made by Seller, nor was any such report required in connection with the operation of the Business. Seller has never sold any product containing asbestos, lead, pentachlorophenol, or silica and no raw material used by Seller in the manufacture of its products contains or contained asbestos, lead, pentachlorophenol or silica.

5.26    No Misrepresentations. Each of the Schedules to this Agreement and the schedules to the Bill of Sale is complete and correct. None of the financial statements or other documents provided to Buyer or the Seller Parties’ representations and warranties contained in this Agreement or the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No Seller Party has knowingly provided or made available to Buyer any information that is misleading or inaccurate in any material respect or knowingly withheld from, or failed to disclose to, Buyer any data, documents or other information material to the conduct and operation of the Business or that could result in a Material Adverse Change.

5.27    Brokers. Except as set forth in Schedule 5.27, no Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of any Seller Party, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Transactions. Any broker’s fee or commission due shall be included as a Selling Expense and be paid by Buyer on behalf of Seller as of the Closing Date and shall not be considered in determining the Closing Working Capital.

SECTION 6
COVENANTS

6.1      Further Assurances. If from time to time after Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the Transactions, each party will take such further action (including the execution of such further documents and instruments) as any other party may reasonably request. In addition to the foregoing, Seller appoints Buyer, effective as of the Closing, as Seller’s attorney with full power of substitution, in Buyer’s name, or Seller’s name, on Buyer’s behalf and for its benefit, to collect all Accounts Receivable and other Purchased Assets hereby transferred and assigned to Buyer, to endorse, without recourse, all checks in Seller’s name the proceeds of which Buyer is entitled to hereunder and to prosecute, in Seller’s name, all proceedings that Buyer may deem proper to enforce any claim of any kind in or to the Purchased Assets. Seller shall pay or transfer to Buyer, if and when received, any amounts that are received by Seller after Closing in respect of any Accounts Receivable or other Purchased Assets.

6.2    Service Providers. Seller has terminated the engagement of all of its Service Providers (but excluding any intellectual property ownership or assignment Contracts, noncompetition Contracts or confidentiality Contracts with such Service Providers) effective as of 11:59 p.m. on the day before the Closing Date and hereby waives any applicable restrictions under any Contracts with each such Service Provider that would otherwise prevent Buyer or its Affiliate from hiring such Service Provider. Seller shall pay any amounts or provide any benefits that may be payable or provided to the Service Providers under the Benefit Plans or otherwise arising out of the consummation of the Transactions. Neither Buyer nor any of its Affiliates shall have any Liability under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for any Service Provider or the “qualified beneficiary” of any Service Provider that does not accept employment with Buyer or its Affiliate. In addition, neither Buyer nor any of its Affiliates shall have any Liability under COBRA for any Service Provider that does accept employment with Buyer or its Affiliate or the “qualified beneficiary” of such Service Provider whose “qualifying event” occurs prior to the date such Service Provider is hired by Buyer or its Affiliate in accordance herewith. The parties hereto acknowledge and agree that all provisions contained in this Section 6.2 are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights: (a) in any other Person, including any Service Provider (or any dependent or beneficiary thereof), any participant in any Benefit Plan or any ERISA Affiliates; or (b) to continued employment with Buyer or any of its Affiliates.

6.3      Payment of Taxes; Reports and Returns. Buyer shall pay in a timely manner all Taxes, in an amount not to exceed $150,000, resulting from or payable in connection with the sale of the Purchased Assets (“Transfer Taxes”) hereunder and Buyer shall properly prepare and file all Tax Returns related thereto; provided, however, that in the event that the Purchased Assets reflected in Category V of the Allocation Schedule are allocated a number that results in the Transfer Taxes exceeding $150,000, then Buyer shall be responsible and shall pay in full all such sales tax payable. Seller shall prepare and file on a timely basis all reports and returns required by Applicable Law relating to the Business as conducted prior to the Closing Date or relating to the Purchased Assets for the period of time such assets are owned by Seller and shall timely pay all applicable Taxes related thereto (whether or not shown on any Tax Return).

6.4     Cooperation; Audits. In connection with the preparation of Tax Returns and Proceedings relating to Taxes, Buyer, and the Seller Parties shall cooperate fully with each other, including furnishing or making available records, personnel, books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to Taxes. Buyer and the Seller Parties shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

6.5      Use of Name. In order to facilitate Buyer’s use of the Purchased Assets, included Seller’s name and branding, immediately following Closing, Seller shall: (a) file an amendment to its articles of incorporation in order to change Seller’s name as contemplated by Section 7.2; (b) make such filings and take such other actions as may be necessary to terminate any trade name reservations or change the name under which it is registered to do business any jurisdiction; and (c) provide Buyer with evidence of any such filings required under this Section 6.5.

6.6      Payment of Retained Liabilities. The Seller Parties shall timely pay or make adequate provision for the payment in full of all of the Retained Liabilities as of the Closing Date (excluding the Solar Equipment Lease). If any Retained Liabilities are not timely paid or provided for, or if Buyer determines that failure to make any payments will impair Buyer’s use of the Purchased Assets or conduct of the Business, then Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and shall be indemnified fully therefor by the Seller Parties on a joint and several basis.

6.7      Payment of Solar Equipment Lease. Buyer shall timely pay or make adequate provision for the payment in full of all of outstanding liabilities under the Solar Equipment Lease as of the Closing Date and the Seller Parties shall cooperate with Buyer in ensuring the termination of any Liens associated with or arising under the Solar Equipment Lease. For the avoidance of doubt, the outstanding balance on the Solar Equipment Lease, upon payment by the Buyer, shall not be included in the calculation of the Closing Working Capital.

6.8    Restrictions on Dissolution and Distributions; Insurance. Seller shall not dissolve or make any distribution of the proceeds received pursuant to this Agreement until the applicable Seller Party has paid, or made adequate provision for the payment of, each of the Retained Liabilities. Further, Seller shall provide to Buyer, upon reasonable request, information with respect to all occurrence-based liability insurance policies maintained by Seller with respect to the Purchased Assets, the Assumed Liabilities or the Business. Seller will use commercially reasonable efforts to ensure that such insurance will be available to cover the Purchased Assets, the Assumed Liabilities and the Business to the extent any claims are asserted that arise out of the operation of the Business prior to Closing, subject, in each case, to the terms and limitations of such policies (“Pre-Closing Claims”). Seller will provide full cooperation to Buyer in any efforts to avail itself or any of its Affiliates of coverage under any such applicable insurance policies with respect to Pre-Closing Claims.

6.9      Bulk Sales. The parties each waive compliance with bulk sales and similar laws; provided that the Seller Parties shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall promptly take all actions required to remove any Lien that may be placed upon the Purchased Assets by reason of such noncompliance.

SECTION 7
CLOSING DELIVERIES

7.1     Mutual Closing Deliveries. At or prior to Closing, Buyer and the Seller Parties shall, as applicable, deliver or cause to be delivered counterpart signature pages to: (i) this Agreement; (ii) the Bill of Sale; and (iii) the Assignment and Assumption Agreement.

7.2      Seller Party Closing Deliveries. At or prior to Closing, the Seller Parties shall deliver to Buyer, or cause to be delivered to Buyer:

(a)    the Purchased Assets;

(b)    the Closing Certificate;

(c)    the third-party Consents listed on Schedule 7.1(c);

(d)    counterpart signature pages to the Restrictive Covenant and Release Agreement, duly executed by each Seller Party;

(e)    an employment agreement by and between Buyer and D. Arney (the “Arney Employment Agreement”), duly executed by D. Arney;

(f)    a certificate from Seller, duly executed by an officer of Seller, certifying: (i) as complete and accurate as of Closing, attached copies of Seller’s charter documents, and (ii) all requisite resolutions or actions approving the sale of the Purchased Assets, approving a change in Seller’s name to a name acceptable to Buyer, terminating Seller’s foreign qualifications and terminating Seller’s trade name reservations, together with such executed documents as shall be required to change Seller’s name and terminate such foreign qualifications and trade name reservations (and appointing Buyer as Seller’s attorney-in-fact for the purpose of filing such documents with appropriate Governmental Authorities);

(g)    a good standing certificate for Seller as of the most recent practicable date from the Secretary of State of California and from each other state in which Seller is qualified to do business;

(h)    (i) a non-foreign person affidavit that complies with the requirements of Code §1445 from Seller, and (ii) a properly completed and executed IRS Form W-9 from Seller;

(i)    pay-off letters for the Payable Indebtedness and invoices for the Selling Expenses, in each case, in a form reasonably acceptable to Buyer;

(j)    a lease agreement for the Leased Real Property in the form and substance satisfactory to Buyer (the “New Lease Agreement”), duly executed by R. Cymanski and J. Cymanski, as the landlords of the Leased Real Property;

(k)    a counterpart signature page to the Escrow Agreement, duly executed by Seller; and

(l)    all other documents reasonably required by Buyer to consummate the Transactions.

7.3      Buyer Closing Deliveries. At or prior to Closing, the Buyer shall deliver to Seller, or cause to be delivered to Seller (and, if applicable, pay or cause to be paid to Seller or other applicable payee):

(a)    the Closing Payment;

(b)    the Estimated Closing Indebtedness and Estimated Selling Expenses;

(c)    a counterpart signature page to the Restrictive Covenant and Release Agreement duly executed by Buyer;

(d)    a counterpart signature page to the New Lease Agreement duly executed by Buyer;

(e)    a counterpart signature page to the Arney Employment Agreement duly executed by Buyer; and

(f)    the Escrow Amont to the Escrow Agent, as well as a counterpart signature page to the Escrow Agreement, duly executed by Buyer; and

(g)    all other documents reasonably required by Seller Parties to consummate the Transactions.

SECTION 8
INDEMNIFICATION

8.1     Survival. The representations and warranties of the parties in this Agreement and any Transaction Document shall survive Closing for a period of 18 months except as follows: (a) the representations and warranties in Sections 5.1 (Organization and Good Standing), 5.2 (Power and Authority), 5.3(d) (No Conflicts; Consent), 5.4 (Capitalization), 5.7 (Assets), 5.16(b) (Intellectual Property Rights), 5.24 (Real Property), and 5.27 (Brokers) shall survive for the longer of (a) six (6) years, or (b) until 90 days beyond the time by which the applicable statute of limitations (including extensions thereof) bars further actions for claims that would constitute breaches of the representations and warranties in those Sections (the foregoing representations and warranties together with those in Section 5.12 (Taxes) are hereinafter referred to as the “Fundamentals”); (b) the representations and warranties in Sections 5.12 (Taxes), 5.19 (Employee Benefits), and 5.20 (Employment Matters) shall survive until 90 days beyond the time by which the applicable statute of limitations (including extensions thereof) bars further actions for claims that would constitute breaches of the representations and warranties in those Sections; and (c) any representation or warranty for which, prior to the 12-month anniversary of the Closing Date or the survival period described in (b) above, any party has been notified in writing of a claim of a breach of such representation or warranty, in which case the Liability for such breach shall continue until it shall have been finally settled, decided or adjudicated as provided hereunder. Any investigation made by a party or knowledge of a party shall not be deemed to affect such party’s reliance on the representations and warranties made by the other party(ies) and shall not be deemed to be a waiver of indemnity as provided herein. For the avoidance of doubt, the Seller Parties’ Liability for Retained Liabilities, breaches of covenants and claims relating to fraud, criminal activity, intentional misrepresentation or intentional misconduct (collectively, “Fraud”) shall survive indefinitely.

8.2       Indemnification by the Seller Parties.

(a)    In addition to any rights Buyer may otherwise have at law or in equity, each Seller Party, jointly and severally, shall defend, indemnify and hold harmless Buyer and its managers, directors, officers, employees, agents, consultants, representatives, advisers, Shareholders, partners and Affiliates and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and pay or reimburse the Buyer Indemnified Parties for any and all Losses resulting from, relating to, or arising directly or indirectly out of: (i) any inaccuracy in or breach of any representation or warranty made by any Seller Party in this Agreement or in any Transaction Document delivered by any Seller Party; (ii) any breach of any covenant or obligation of any Seller Party in this Agreement or in any Transaction Document delivered by any Seller Party; (iii) any Retained Liabilities; (iv) any and all Losses related to, arising out of or caused by the PPP Loan (including, without limitation, any review, audit, dispute, repayment or forgiveness of all or any portion of the PPP Loan, or any Losses imposed as a result of a determination that the PPP Loan was not necessary or the Seller was not eligible to receive the PPP Loan) or any Employee Retention Credits and/or (e) Fraud by any of the Seller Parties or any specific indemnification matters.

(b)    Except with respect to Fraud claims or any inaccuracy in or breach of any of the Fundamentals, where no such threshold shall apply, Seller Parties shall not be liable to Buyer Indemnified Parties for any Losses arising out of the inaccuracy in or breach of any warranty or representation until the aggregate amount of all of the Buyer Indemnified Parties’ claims for indemnification exceeds $25,000.00 (the “Indemnification Threshold”); provided, however, that when the aggregate amount of all such Losses exceeds the Indemnification Threshold, the Seller Parties, jointly and severally, will be liable for the full amount of Losses with respect to such indemnification claims.

8.3    Indemnification by Buyer. In addition to any rights the Seller Parties may otherwise have at law or in equity, Buyer shall defend, indemnify and hold harmless each Seller Party and its respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and pay or reimburse the Seller Indemnified Parties for any and all Losses resulting from, relating to, or arising directly or indirectly out of: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any Transaction Document delivered by Buyer; (b) any breach of any covenant or obligation of Buyer in this Agreement or in any Transaction Document delivered by Buyer; and/or (c) any Assumed Liabilities.

8.4    Claims. If any Proceedings shall be instituted or asserted by any third party in respect of which one of the Buyer Indemnified Parties may be entitled to indemnity hereunder, one or more of the Buyer Indemnified Parties will give the Seller Parties (the “Indemnifying Parties”) written notice thereof and copies of any documents in its possession that relate to such third-party Proceeding. The Indemnifying Parties shall have the right, at their option and expense, to participate in the defense of such Proceeding or claim, but not to control the defense or settlement thereof, which control shall at all times rest with the Buyer Indemnified Party. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice. A delay in giving notice to the Indemnifying Parties shall only relieve the Indemnifying Parties of Liability to the extent the Indemnifying Parties suffer actual prejudice because of the delay by the Buyer Indemnified Parties.

8.5    Right to Offset. Buyer shall have the right to offset any claims for (i) indemnification, and/or (ii) for satisfying any Seller Deficiency Amount and/or any Retained Liability, and/or (iii) against any Seller Party arising out of any violation by any Seller Party of any common law or statutory obligation against Buyer and/or any of its Affiliates, by decreasing any payment that would be otherwise payable to the Seller Parties under this Agreement or any other agreement between Buyer or its Affiliates, on the one hand, or any Seller Party or its Affiliates, on the other hand, in such order and manner as Buyer determines; provided that any claims not so satisfied in full shall continue until satisfied in full. The exercise of such right by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other applicable agreement. Such right to offset will be in addition to and not in lieu of any other rights or remedies that may be available to Buyer at law or in equity.

8.6    Indemnity Escrow Amount. The Indemnity Escrow Amount shall serve as the non-exclusive source of security for the Seller Parties’ indemnification obligations pursuant to Section 8.2. Within five Business Days following the 18-month anniversary of the Closing Date (the “Expiration Date”), Buyer shall issue written instructions to Escrow Agent to deliver an amount equal to the Indemnity Escrow Amount less the aggregate dollar amount of claims for Losses made by any Buyer Indemnified Party pursuant to Section 8.2 (the “Aggregate Outstanding Claims”) that are then outstanding and unresolved (such amount of the retained Indemnity Escrow Amount, as it may be further reduced after the Expiration Date by distributions to Seller as set forth below and recoveries by a Buyer Indemnified Party, the “Retained Amount”). In the event and to the extent that after the Expiration Date any outstanding claim made by any Buyer Indemnified Party pursuant to Section 8.2 for a Loss is resolved for any amount less than what was retained for such claim at the Expiration Date, then Buyer shall direct the Escrow Agent to disburse to Seller an aggregate amount of the Retained Amount equal to such difference; provided, however, that such disbursement shall only be made to the extent that the Retained Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after the Expiration Date any outstanding claim made by any Buyer Indemnified Party pursuant to Section 8.2 for a Loss is resolved in favor of such Buyer Indemnified Party, such Buyer Indemnified Party shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Buyer Indemnified Party.

8.7     Limitations. Except with respect to Fraud claims, where no such cap on the indemnification amount shall apply, the Seller Parties’ maximum indemnification liability under this Agreement shall not exceed (i) a sum equal to Purchase Price for claims for indemnification with respect to any inaccuracy in or breach of any of the Fundamentals, and (ii) a sum equal to $750,000 for all other claims for indemnification other than claims with respect to any inaccuracy in or breach of any of the Fundamentals.

SECTION 9
MISCELLANEOUS

9.1     Expenses. Except to the extent otherwise specifically provided herein, each party will be responsible for the fees and expenses it incurs in connection with the Transactions. The Seller Parties shall pay all fees and expenses incident to the Transactions which are incurred by the Seller Parties or their representatives or are otherwise expressly allocated to the Seller Parties, including attorneys’ fees to be paid on the Closing Date in the manner described on Schedule 9.1

9.2    Press Releases and Announcements. Following Closing, no Seller Party shall make any public disclosure or comment regarding the specific terms of this Agreement (including any reference to Purchase Price or multiples) or the Transactions without the prior approval of Buyer, except as may be required by Applicable Law or as is reasonably necessary to enforce any rights under this Agreement. Buyer and its Affiliates may make such disclosures as each may consider necessary in order to satisfy their legal or contractual obligations to their lenders, Shareholders, investors or other interested parties, or for general marketing purposes.

9.3    Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

If to Buyer:

Advanced Industrial Coatings, LLC

c/o Crawford United Corporation

10514 Dupont Avenue

Cleveland, Ohio 44108

Attention: Brian Powers; Jeff Salay

Email: bpowers@crawfordunited.com;

 jsalay@crawfordunited.com

with a copy to:	Calfee, Halter & Griswold LLP 1405 East Sixth Street Cleveland, Ohio 44114 Attention: Terrence F. Doyle Email: tdoyle@calfee.com

If to any Seller Party:	David Arney 1124 Rivergate Drive Lodi, California 95240 Email: dave@aic-coatings.com

with a copy to:	Leonardini, Despotes, Giannecchini & Nims LLP 3414 Brookside Road, Suite 300 Stockton, California 95219 Attention: Anthony M. Despotes Email: adespotes@ldgnlaw.com or in any case, to such other address for a party as to which notice shall have been given to Buyer and the Seller Parties in accordance with this Section 9.3. Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by electronic mail, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

9.4     Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice-of-laws or conflicts-of-laws provisions thereof. Each party hereto agrees that any Proceeding relating to this Agreement shall be brought solely in a state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any Proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and Consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 9.3, and service so made shall be complete as stated in such Section. The Seller Parties expressly acknowledge the notice and service of process to Seller for each of them in accordance with Section 9.3 and this Section 9.4. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE LAW. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND A TRIAL BY JURY.

9.5    Specific Performance. Each party hereto agrees that irreparable and continuing damage would occur and the parties hereto would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that only for the purpose of seeking relief under this Section 9.5 and without waiving any remedy under this Agreement, each party hereto shall be entitled to, in any court of competent jurisdiction, an interim order to enforce the terms and provisions of this Agreement by decree of specific performance or to obtain injunctive relief against any breach or threatened breach of this Agreement that may cause irreparable damage without the requirement of posting any bond or other indemnity, and each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

9.6     No Third-Party Beneficiaries. This Agreement (other than Section 8.2 with respect to Buyer Indemnified Parties) shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

9.7    Entire Agreement. This Agreement and the Transaction Documents are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into this Agreement and the Transaction Documents, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those included herein or in the agreements and documents referred to in this Agreement or in the Transaction Documents.

9.8    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer, and Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources. Buyer and its successors and assigns may assign their rights and obligations under this Agreement in connection with a transfer of all or substantially all of the assets of Buyer or the Business.

9.9    Waivers; Severability. No waiver hereunder shall be valid unless the same shall be in writing and signed by all of the parties giving the waiver. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.10    Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

9.11    Construction; Incorporation of Schedules. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean “including, without limitation” or “including, but not limited to”. The phrases “made available”, “provided to”, “delivered to” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the Data Room or delivered to Buyer at least three Business Days prior to the Closing Date. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.12    Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a U.S. federal legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

9.13    Counterparts; Delivery. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Closing Date.

BUYER:
ADVANCED INDUSTRIAL COATINGS, LLC

By:
Name:
Title:

SELLER: ADVANCED INDUSTRIAL COATINGS, INC.

By:
Name:
Title:

SHAREHOLDERS:

David Arney

Mariann Arney

Ronald Cymanski

JoAnn Cymanski

Steven Hockett

[Signature Page to Asset Purchase Agreement]

Exhibit A

Definitions

“Affiliate” means, as to any Person, any other Person that: (a) directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person; or (b) is a relative by blood or marriage of any such Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Applicable Law” means, with respect to any Person, any and all federal, national, state, regional, local, municipal or foreign laws, common law, statutes, rules, regulations, codes, ordinances, franchises, licenses, permits, or Orders, which are or may be applicable to such Person.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, by and between Buyer and Seller, in a form acceptable to Buyer.

“Benefit Plan” means any welfare plan (ERISA §3(1)), deferred plan (ERISA §2(2)), ERISA plan (Title IV of ERISA or Code §412), pension plan (ERISA §3(2)) and any other similar Contract or plan at any time maintained for the benefit of any Service Provider, or otherwise maintained by or contributed to by Seller or with respect to which it has any Liability, whether or not subject to ERISA, whether or not funded, and whether or not terminated.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Cleveland, Ohio are authorized or obligated by Applicable Law to close.

“Capital Stock” means: (a) in the case of a corporation, its shares of capital stock; (b) in the case of a partnership or limited liability company, its partnership or membership interests or units; and (c) any other interest that confers on a Person the right to receive a share of the profits, losses or distribution of assets of the issuing Person.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Indebtedness” means the Indebtedness as of immediately prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Consent” means any approval, consent, ratification, waiver, or other authorization of any Person.

“Contract” means any commitment, understanding, arrangement, lease, pledge, permit, mortgage, indenture, note, bond, license, agreement, purchase or sale order, promise or similar arrangement, whether written or oral.

“Data Room” means the secure website folder hosted by Seller’s broker on behalf of the Seller Parties containing as of three Business Days before the Closing Date the documents relating to Seller and the Transactions.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local Applicable Law, provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Escrow Agent” means Citizens Bank, N.A.

“Escrow Agreement” means the Escrow Agreement among the Escrow Agent, Buyer and Seller, dated as of the Closing Date.

“Environmental Law” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, including any admixture or solution thereof, and specifically including: petroleum and all petroleum derivatives thereof or synthetic substitutes therefor (including, without limitation, crude oil or any fraction thereof, gasoline or diesel fuel, all forms of natural gas, and petroleum products, by-products or waste); polychlorinated biphenyls; asbestos and asbestos containing materials (whether friable or non-friable); lead and lead-based paint or other lead containing materials (whether friable or non-friable); urea formaldehyde; microbiological pollutants; batteries or liquid solvents or similar chemicals; radon gas; mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; radioactive material or waste; and infectious waste, regardless of whether specifically listed or designated as a hazardous substance or hazardous waste under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is a member of a controlled group of companies or under common control, or is otherwise treated as a single employer, with Seller in accordance with Code §414, including §§414(b), (c) or (m).

“Employee Retention Credit” means any and all employee retention credits claimed by or on behalf of Seller under the CARES Act.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contract” means (i) any Contract, including prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, or (ii) or any bid made which, if accepted, would result in a Contract, between Seller, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above.

“Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions.

“Hazardous Materials” means: (a) any flammable, ignitable, corrosive, reactive, radioactive, explosive, chemical, hazardous, toxic or dangerous substance, product, liquid, pollutant, contaminant, waste or other regulated material; (b) asbestos, asbestos containing materials; (c) oil and petroleum based products and natural gas, natural gas liquids; (d) liquefied natural gas, and synthetic gas usable for fuel; and (e) industrial process and pollution control wastes, whether or not hazardous within the meaning of the Federal Resource Conservation and Recovery Act.

“Indebtedness” means, in regard to Seller, as at any date of determination thereof (without duplication): (a) all obligations for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any mortgage, note, bond, debenture, or other debt security (including any notes, deferred purchase price, earnout payments or contingent obligations related to the acquisition of a business; provided that, in the case of earnout payments that are based upon earnings before interest, tax, depreciation and amortization (EBITDA) or revenue, only such portion of a payment that is attributable to the pre-Closing period shall be included); (c) letters of credit or surety bonds (but only to the extent such letters of credit or surety bonds have been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) any lease obligations required to be capitalized in accordance with GAAP to the extent such obligations are incurred prior to May 1, 2024; (e) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance, letters of credit or similar transactions; (f) customer deposits (except to the extent taken into account by reducing cash at Closing or related to work performed prior to the Closing Date); (g) all earned (whether accrued or not): (i) incentive compensation amounts earned for revenue collected by Seller, (ii) bonus amounts, (iii) sales person commission amounts earned for revenue collected by Seller, (iv) deferred compensation liability amounts (including any such Liability relating to any profit sharing plan) for periods prior to the Closing Date; (h) all obligations for the deferred purchase price of property and all conditional sale obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (i) any obligations with respect to the termination of any interest rate hedging or swap agreements; (j) all obligations of the type referred to in clauses (a) through (i) of any Person for the payment of which the applicable Person is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; (k) obligations of the type referred to in clauses (a) through (i) of other Persons secured by any Lien on any Purchased Asset, but only to the extent of the value of the property or asset that is subject to such Lien; and (l) obligations of the type referred to in clauses (a) through (i) owed by such Person to an Affiliate of such Person or vice versa.

“Intellectual Property Rights” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) internet domain names, email addresses, and social media account or user names (all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto), trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans and logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, including copyrights in mask works and registrations and applications for registration thereof; (d) any intellectual property rights in computer software, data, data bases and documentation thereof; and (e) trade secrets and other confidential and proprietary information (including ideas, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

“IRS” means the Internal Revenue Service.

“Liability” and “Liabilities” means any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise.

“Leased Real Property” means the real property located at 950 Industrial Drive, Stockton, CA 95260.

“Lien” means any lien, charge, condition, easement, adverse claim, right of first refusal, restriction, mortgage, security interest, option, pledge, title defect or any other restriction of any kind, nature or description whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any other encumbrance of any kind, nature or description whatsoever.

“Losses” means any and all damage (including incidental, consequential, special or indirect (including loss of revenue, diminution in value and based on any type of multiple), and punitive), obligation, payment, cost, expense, injury, judgment, penalty, fine, fee, Tax, interest or other loss of any kind or nature whatsoever (including costs of preparation, investigation, prosecution or defense of Proceedings and the settlement thereof, reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith, and amounts paid in settlement and judgments), and any damages or amounts of any kind payable to third parties that may be imposed or otherwise incurred. The determination of the amount of the Losses and determining whether a breach of a representation or warranty has occurred hereunder with respect to such Losses shall be made without regard to materiality, Material Adverse Change or other similar qualifications.

“Lower Band” means $950,000.

“Material Adverse Change” means any change, event or occurrence that individually or in the aggregate has had, or could be reasonably likely to have, a material adverse effect upon Seller’s assets, business, operations, business prospects or condition (financial or otherwise).

“Material Contracts” means each of the following, whether oral or written: (a) all Contracts requiring payments, or potential payments, to or from Seller in the aggregate in excess of $25,000.00 on an annual basis; (b) all Contracts of Seller with a remaining term in excess of six months; (c) all loan, financing, security, guaranty or other Contracts evidencing or relating to Indebtedness or Liens on the Purchased Assets; (d) all Contracts relating to Benefit Plans; (e) all management, employment, severance, confidentiality, noncompetition or agency Contracts of Seller; (f) all labor Contracts and collective bargaining Contracts of Seller; (g) all Contracts containing covenants that (i) limit or purport to limit Seller’s ability to engage in any line of business or to compete with any Person or restrict it from disclosing any information, or (ii) provide for a “most-favored nation” pricing agreement, special warranties, rebate arrangements, cooperative arrangements, mark-down arrangements, penalty provisions related to nonperformance of service requirements, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier of Seller; (h) all Contracts relating to Intellectual Property Rights of Seller; (i) all Contracts with dealers, distributors or sales representatives of Seller; (j) all Contracts pursuant to which Seller leases Service Providers, real property or personal property; (k) all Tax-sharing Contracts to which Seller is a party; (l) all Contracts entered into outside of the ordinary course of business; (m) all Government Contracts; (n) all Contracts with any Material Customer; (o) all Contracts pursuant to, or under which the Shareholders or any directors, officers or managers of Seller, or any Affiliate of any of the foregoing (i) provides or causes to provide any assets, services or facilities used in or is useful to the Business, or (ii) receives any assets, services or facilities from Seller.

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Authority or arbitrator.

“PPP Lender” means Farmers & Merchants Bank of Central California.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Data” means information that directly or indirectly identifies an individual or can be used to authenticate an individual.

“PPP Loan” means any and all obligations for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof) associated with that certain loan in the original principal amount of $401,754 obtained by Seller from the PPP Lender under the Paycheck Protection Program promulgated under the CARES Act.

“Proceeding” means any action, claim, arbitration, mediation, audit, hearing, investigation, examination, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) that is or could be commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Release” means any direct or indirect release, spill, pumping, pouring, emission, emptying, discharge, dispersal, injection, placing, escape, leaking, leaching, migration, dumping, deposit or Disposal on or into any building, facility or the environment, whether intentional or intentional, known or unknown.

“Restrictive Covenant and Release Agreement” means the Restrictive Covenant and Release Agreement, dated as of the Closing Date, by and among Buyer and the Seller Parties, in a form acceptable to Buyer.

“Seller’s Knowledge” means (a) the actual knowledge of the Shareholders, Arcee San Pablo, Mike Cymanski, Devin Arney and Connie Young, and (b) the knowledge that such parties would have after reasonable inquiry of (i) Seller’s books and records and (ii) such individual’s direct reports.

“Selling Expenses” means (whether or not disclosed): (a) the aggregate fees and expenses owed by any Seller Party related to the Transactions, including all fees and expenses associated with (i) legal, accounting, Tax, management, investment banking, broker or other counsel, (ii) obtaining approvals, consents and waivers from a Governmental Authority that arise as a result of the consummation of the Transactions, and (iii) obtaining the release and termination of Liens on the Purchased Assets; (b) any unpaid change in control, severance or similar payment obligations of Seller, including any employer portion of all social security, Medicare, unemployment and other similar employment Taxes that Seller incurs with respect thereto; and (c) one half of the fees payable to the Escrow Agent under the Escrow Agreement.

“Service Provider” means an employee or independent contractor utilized by the Business at any time on or prior to the Closing Date.

“Solar Equipment Lease” means the Solar Equipment Lease with Farmers & Merchants Bank of Central California dated June 13, 2019 (Lease Agreement Number 67-115980-90 and Lease Schedule Number 67-115980-91 dated December 30, 2019).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or unclaimed property or other tax, assessment, fee, duty or charge of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person by reason of Contract, assumption, transferee liability, operation of Applicable Law, Treasury Regulations §1.1502-6 (or any predecessor or successor thereof, or any analogous or similar provision under Applicable Law), or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Transaction Documents” means all Contracts, certificates and instruments (other than this Agreement) delivered by any party in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement.

“TSCA” means the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as amended, and any and all rules and regulations adopted pursuant thereto.

“Upper Band” means $1,150,000.

“Working Capital” means: (a) the sum of the current assets of Seller specifically listed by account on the Working Capital Example (as set forth on Schedule 2.6); minus (b) the sum of the current liabilities of Seller specifically listed by account on the Working Capital Example, in all cases calculated in accordance with GAAP, consistently applied.